Exhibit 12


                     THE COCA-COLA COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In millions except ratios)



                             Nine Months
                                Ended                                 Year Ended December 31,
                            September 30,       ----------------------------------------------------------------
                                 2002              2001           2000           1999          1998         1997
                             -----------        -------      ---------     ----------     ---------   ----------
EARNINGS:

 Income before income
  taxes and changes in
  accounting principles      $  4,508          $  5,670      $   3,399      $   3,819     $   5,198     $  6,055




 Fixed charges                    186               327            489            386           320          300

 Adjustments:
  Capitalized
   interest, net                   (1)               (8)           (11)           (18)          (17)         (17)

  Equity income or loss,
   net of dividends              (252)              (54)           380            292            31         (108)
                             --------          --------      ---------      ---------     ---------     --------

 Adjusted earnings           $  4,441          $  5,935      $   4,257      $   4,479     $   5,532     $  6,230
                             ========          ========      =========      =========     =========     ========

FIXED CHARGES:

 Gross interest
  incurred                   $    163          $    297      $     458      $     355     $     294     $    275

 Interest portion of
  rent expense                     23                30             31             31            26           25
                             --------          --------      ---------      ---------     ---------     --------

 Total fixed charges         $    186          $    327      $     489      $     386     $     320     $    300
                             ========          ========      =========      =========     =========     ========
 Ratios of earnings
  to fixed charges               23.9              18.1            8.7           11.6          17.3         20.8
                             ========          ========      =========      =========     =========     ========


   At September 30, 2002, our Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $470 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of management, it is not probable that our Company will be required to satisfy the guarantees.